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FOR IMMEDIATE RELEASE  CONTACT:  Sara Hansen           Steven P. Eschbach
                                 Media Relations       Investor Relations
                                 (303) 914-4649        (303) 763-3618
                                 sara_hansen@kne.com   steve_eschbach@kne.com


                   KN ENERGY AGREES TO TERMINATE MERGER,
               OUTLINES STRATEGIC GROWTH AND EARNINGS OUTLOOK

       LAKEWOOD, Colo., June 21, 1999 - KN Energy, Inc. (NYSE - KNE) announced today it has jointly agreed with Sempra Energy (NYSE - SRE) to terminate their merger agreement, which was announced February 22, 1999. The companies mutually entered into a confidential termination agreement on Sunday, June 20.

       According to KN Energy Chairman and Chief Executive Officer Larry D. Hall, the two companies would not be able to realize the business objectives that they originally anticipated. As a result, Sempra Energy and KN Energy agreed that it was more prudent for both companies to pursue their business objectives individually.

       "Our goal is to create value for our customers and shareholders moving forward with KN as a stand-alone company," Hall said. "The number-one priority for the senior management team and all of KN's employees is to execute a strategy that enables our company to deliver the kind of results our stakeholders have come to expect from us."

NEAR-TERM OUTLOOK

       "We have sharpened our focus and engaged in some capital reallocation planning, which will serve us well moving forward as we focus on improving operations efficiencies, managing capital expenses and investing in projects that will position KN for long-term earnings growth," Hall continued.

    Hall outlined six key factors that he said allow KN Energy, one of the nation's largest pipeline operators, to operate from a position of strength moving forward:

o A strategically located asset base, giving KN dominant access to most of the major natural gas supply basins, as well as to major demand markets in the country. This is a key strength given the industry's projections of a 30 Tcf market by 2010.

o One of the best-balanced storage positions in the nation, enabling the company to help manage volatility of seasonal demand and meet the needs of a converging marketplace.

o Strong growth opportunities off the midstream assets, including gas-fired generation projects and new pipeline projects such as the company's Horizon project to take gas into Wisconsin.

o The cash flow to meet our obligations and to invest in future growth opportunities.

o A well-disciplined marketing company capable of capitalizing on volatile markets, maximizing improving market fundamentals and optimizing returns across the value stream.

o A commitment to refining performance goals and work processes, and continued growth and development of its talented workforce.

    "Our strong asset base offers excellent growth opportunities," Hall said. "It has long been KN's strategy to use our strategic midstream asset base to create unregulated opportunities in our upstream and downstream businesses."

    Moving forward, the company said it would fund growth projects with proceeds from the sale of non-performing or non-strategic assets and by establishing a series of partnerships and/or joint ventures with other companies.

    "These partnerships, bringing both capital and expertise to complement our core competencies, remain our approach to financing our gas-fired electric generation projects," Hall said.

EARNINGS OUTLOOK

       Preliminary estimates indicate the company will experience a loss of $0.20-$0.25 per share in the second quarter, and the company will likely break even or post a modest gain of $0.10 per share for the year. These projections exclude gains on the sale of non-strategic and unprofitable assets designed to strengthen the company's balance sheet and provide a more solid footing for future earnings growth.

       Assuming a return to normal weather, improvement in basis differentials, and continued increase in reserve development in supply regions connected to KN's pipeline assets, the company estimates earnings for the year 2000 to be in the range of $.70 to $.90 per share.

       Continued lack of demand for interstate natural gas transportation in KN Energy's key markets, coupled with weak basis differentials - by-products of two consecutive record warm winters, increased competition in KN's midwest markets and delayed supply development in Rocky Mountain and Gulf Coast regions - contributed to these projected results. In the last two years, the Midwest experienced the second and third warmest winters of the last 39 years.

       These negative factors have a lingering impact on KN, and company officials said it could be six months to12 months before the company begins to reflect improving market conditions.

       While natural gas liquids prices are improving, rising natural gas prices have limited processing margin improvement. This will result in only modest improvement in KN Energy's upstream business segment for the rest of 1999.

       "We understand what our challenges are, and I want to assure each and every KN stakeholder that I am personally committed to meeting their high expectations of this company," Hall said. "I have charged senior management with accepting nothing less than positive earnings results moving forward, and we are focused on maximizing the value of our businesses and recapturing the confidence our stakeholders have placed in our abilities over the years."

       KN Energy, Inc., based in Lakewood, Colo., is the nation's sixth-largest integrated natural gas company with more than $8 billion in total assets and is one of the largest pipeline operators with more than 25,000 miles of pipe. It has operations in 16 states, including natural gas gathering, processing, marketing, storage, transportation, energy commodity sales --natural gas and natural gas liquids; electric generation design, construction and operation; and innovative services designed for consumers, utilities and commercial entities. It also jointly owns en.able, which markets the Simple ChoiceSM brand of enhanced products and services for consumers through their local utilities.


                                    ###

       This news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. Although the company believes that these statements are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Differences between assumed facts and actual results can be material depending on the circumstances and investors should be aware of important factors that could have a material impact on future results. Such factors include, among others, the pace of deregulation of retail natural gas and electricity; federal, state and international regulatory developments; the timing and extent of changes in commodity prices for oil, natural gas, natural gas liquids, electricity, certain agricultural products and interest rates; the extent of success in acquiring natural gas facilities; the timing and success of efforts to develop power, pipeline and other projects; political developments in foreign countries; weather-related factors; and conditions of the capital markets and equity markets during the periods noted in the release. All of these factors are difficult to predict and many are beyond the company's control.